Exhibit 10.8

Agreement

        This Agreement dated as of the 19th day of July, 2002 is made by and between:

        Biogan International Inc. (hereinafter referred to as "Party A"), a corporation duly organized and existing under the laws of Delaware, United States with its principal office at 813 Beriault, Suite 203, Longueuil, Quebec, Canada; and

        Biogan International (BVI) Inc. (hereinafter referred to as "Party B"), a corporation duly organized and existing under the laws of British Virgin Islands with its registered office at East Asia Corporate Service (BVI) Limited, East Asia Chambers, P.O.Box 901, Road Town, Tortola, British Virgin Islands.

        WHEREAS:

(1)    Party A and Hechi Industrial Co. Ltd., Guangxi (hereinafter referred to as "Hechi Industrial"), upon approval of Hechi Bureau of Foreign Economic & Trade, established a cooperative joint venture, Guangxi Guanghe Metals Co., Ltd. (hereinafter referred to as "JV"), on February 18th, 2000;

(2)    Party A has previously contributed US$1,700,000 to the JV and US$7,500,000 remains to be contributed by Party A;

(3)    Party A desires to assign to Party B, and Party B desires to acquire from Party A, all the rights and obligations of Party A in the JV;

(4)    It was unanimously resolved by the board of directors of the JV on April 30, 2002 that Party A assign to Party B all the rights and obligations of Party A in the JV;

        Accordingly, upon friendly consultation, the parties agree as follows with respect to Party A's assigning its rights and obligations in the JV to Party B in Beijing on the 17th day of July, 2002:

Article 1
Assignment of Rights and Obligations
1.1	Party A assigns to Party B all the rights and obligations of Party A in the JV, based on the Cooperative Contract between Party A and Hechi Industrial dated January 27th, 2000including but not limited to the contribution obligation that Party A has not fully performed.

1.2	In consideration for the rights of Party A in the JV to be assigned to Party B, evaluated as US$1,700,000, Party B shall issue to Party A a non-interest bearing demand promissory note in the principal amount of US$1,700,000.

1.3	After the assignment, Party B shall enjoy all rights and comply with all obligations derived from the rights and obligations of Party A in the JV. The number of the directors to the JV appointed by Party A, voting right, appointment of operation and management personnel, proportion of interest distribution and so on shall not change due to the assignment except as may be agreed to by Party B and Hechi Industrial.

 Article 2
Effectiveness

        This Agreement shall become effective on the day when all the following conditions precedent have been fulfilled:

i)    Hechi Industrial has agreed in writing on the assignment based on this Agreement;

ii)    Party A has acquired all of the outstanding shares of Party B;

                    iii)    The board of directors of Party A has agreed and approved this assignment; and

                    iv)    The original examination and approval authority has approved this Agreement.

Article 3
Applicable Law and Settlement of Dispute

        The formation, performance, validity, interpretation and settlement of disputes concerning this Agreement shall be governed by the laws of the Province of Ontario, Canada.

Article 4
Miscellaneous Provisions

        This Agreement shall be written in Chinese and in English. Both versions are equally valid. Authorized representatives of the Parties sign it in four (4) originals in the English language and four (4) originals in the Chinese language. Each party possesses one, the original examination and approval authority possesses one and the JV files one for its own record.

Party A: Biogan International Inc.	Party B: Biogan International (BVI) Inc.

By: /s/ Kerry D. Smith	By: /s/ Gilles Laverdiere
Authorized Representative	Authorized Representative